EXHIBIT 4.1
AMENDMENT NO. 2 TO RIGHTS AGREEMENT
     Amendment No. 2 to Rights Agreement, dated as of May 24, 2010 (this “Amendment No. 2”), between PFSweb, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as successor to ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company (the “Rights Agent”).
     WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement dated as of June 8, 2000, as amended by Amendment No. 1 thereto dated as of May 30, 2008 (as amended, the “Rights Agreement”);
     WHEREAS, the Board of Directors of the Company has considered the reasons underlying the adoption of the Rights Agreement and has determined that those reasons continue to be valid at present;
     WHEREAS, the Company desires to amend the Rights Agreement on the terms and conditions hereinafter set forth; and
     WHEREAS, the Board of Directors of the Company has duly authorized this Amendment No. 2.
     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment No. 2, the parties hereby agree as follows:
     1. Amendment to Section 1(a). Section 1(a) of the Rights Agreement is amended by adding the following paragraph thereto:
“Notwithstanding the foregoing, the Board of Directors may determine, in the exercise of its reasonable judgment, that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing definition, shall not be deemed to be an “Acquiring Person,” provided, that, and for so long as (i) such Person, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of not more than 23% of the Common Shares then outstanding and (ii) on or before the date upon which such Person would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing definition, such Person, on behalf of or together with all Affiliates and Associates of such Person, shall have executed and delivered to the Company, and shall be bound by and subject to, a standstill agreement satisfactory in form and substance to the Board of Directors.”
     2. Other Terms Unchanged. This Amendment No. 2 shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.
     3. Severability. If any term, provision, covenant or restriction of this Amendment No. 2 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 2 shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     4. Governing Law. This Amendment No. 2 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.
     5. Counterparts. This Amendment No. 2 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.
     6. Descriptive Headings. Descriptive headings of the several Sections of this Amendment No. 2 are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed as of the day and year first above written.

PFSWEB, INC.
By:
Name:
Title:

MELLON INVESTOR SERVICES LLC, as Rights Agent
By:
Name:
Title: